Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of The Hertz Corporation of our report dated February 28, 2011, relating to the financial statements, financial statement schedule,  and the effectiveness of internal control over financial reporting of The Hertz Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 23, 2011